The Investment Company of America 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$480,071
Class B	$10,679
Class C	$13,231
Class F1	$12,702
Class F2	$6,294
Total	$522,977
Class 529-A	$11,843
Class 529-B	$1,073
Class 529-C	$1,890
Class 529-E	$426
Class 529-F1	$248
Class R-1	$438
Class R-2	$3,700
Class R-3	$6,337
Class R-4	$6,074
Class R-5	$9,639
Class R-6	$21,848
Total	$63,516

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2600
Class B	$0.1583
Class C	$0.1557
Class F1	$0.2554
Class F2	$0.2895
Class 529-A	$0.2555
Class 529-B	$0.1469
Class 529-C	$0.1508
Class 529-E	$0.2152
Class 529-F1	$0.2792
Class R-1	$0.1603
Class R-2	$0.1537
Class R-3	$0.2147
Class R-4	$0.2547
Class R-5	$0.2925
Class R-6	$0.3002

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,826,808
Class B	62,068
Class C	84,036
Class F1	52,184
Class F2	22,100
Total	2,047,196
Class 529-A	47,343
Class 529-B	6,933
Class 529-C	12,652
Class 529-E	2,000
Class 529-F1	916
Class R-1	2,847
Class R-2	24,117
Class R-3	29,518
Class R-4	23,708
Class R-5	32,868
Class R-6	75,093
Total	257,995

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$23.45
Class B	$23.35
Class C	$23.29
Class F1	$23.41
Class F2	$23.44
Class 529-A	$23.42
Class 529-B	$23.37
Class 529-C	$23.37
Class 529-E	$23.37
Class 529-F1	$23.40
Class R-1	$23.34
Class R-2	$23.36
Class R-3	$23.40
Class R-4	$23.41
Class R-5	$23.44
Class R-6	$23.44